Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 21, 2024, with respect to the financial statements and supplemental information included in the Annual Report of The Quest Diagnostics Profit Sharing Plan on Form 11-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Quest Diagnostics Incorporated on Form S-8 (File No. 333-157447 and File No. 333-182863).

/s/ Grant Thornton LLP
Boston, Massachusetts
June 21, 2024